================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 8)
                           AAMES FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON SHARES, PAR VALUE $.001 PER SHARE                   00253A 2
--------------------------------------------------------------------------------
     (Title of class of securities)                     (CUSIP number)


                            Capital Z Management, LLC
                               54 Thompson Street
                               New York, NY 10012
                         Attention: Mr. David A. Spuria
                             Tel. No. (212) 965-0800
--------------------------------------------------------------------------------
       (Name, address and telephone number of person authorized to receive notices and communications)


                               September 19, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


                        (Continued on following page(s))
                              (Page 1 of 12 Pages)

================================================================================




NY2:\1192361\02\PK1502!.DOC\10118.0003

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 2 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------
------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  SPECIALTY FINANCE PARTNERS


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS:  OO
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Bermuda
-------------------------- -------- ----------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER                                                                          0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                              88,734,189
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                    0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                         88,734,189
------------- --------------------------------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                       88,734,189
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                          93.22%
              8.5%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   PN
------------- ----------------------------------------------------------- --------------------------------------------------------



                                       2

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 3 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- -------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  CAPITAL Z FINANCIAL SERVICES FUND II, L.P.


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- -------------------------------------------------------------------------------------------------------------------
                                                                                                                         (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (B) [X]
------------- -------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- -------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS: Not Applicable
------------- -------------------------------------------------------------------------------------------------------------------
                                                                                                                             [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- -------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Bermuda
------------- -------------------------------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER:                                                                        0
     SHARES
-------------------------- -------- ---------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                          88,734,189(1)
    OWNED BY
-------------------------- -------- ---------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                   0
   REPORTING
-------------------------- -------- ---------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                     88,734,189(1)
-------------------------- -------- ---------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                      88,734,189
------------- -------------------------------------------------------------------------------------------------------------------
                                                                                                                             [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- -------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                        93.22%
------------- ----------------------------------------------------------- -------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   PN
------------- ----------------------------------------------------------- -------------------------------------------------------

(1) Solely in its capacity as a general partner of Specialty Finance Partners.




                                       3

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 4 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS:   Not Applicable
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Bermuda
------------- --------------------------------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER:                                                                          0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                            88,734,189(2)
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                     0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                       88,734,189(2)
-------------------------- -------- ----------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY                                                                   88,734,189
              REPORTING PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                          93.22%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   PN
------------- ----------------------------------------------------------- --------------------------------------------------------

(2) Solely in its capacity as a general partner of Specialty Finance Partners.



                                       4

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 5 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  EQUIFIN CAPITAL PARTNERS, LTD.


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS:   Not Applicable
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Cayman Islands
-------------------------- -------- ----------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER:                                                                         0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                           88,734,189(3)
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                    0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                      88,734,189(3)
------------- --------------------------------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                       88,734,189
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                         93.22%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   CO
------------- ----------------------------------------------------------- --------------------------------------------------------

(3) Solely in its capacity as a general partner of Specialty Finance Partners.




                                       5

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 6 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  CAPITAL Z PARTNERS, L.P.


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS:  Not Applicable
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Bermuda
-------------------------- -------- ----------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER:                                                                         0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                           88,734,189(4)
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                    0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                      88,734,189(4)
------------- --------------------------------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                       88,734,189
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                         93.22%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   PN
------------- ----------------------------------------------------------- --------------------------------------------------------

(4) Solely in its capacity as the sole general partner of Capital Z Financial
Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.



                                       6

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 7 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  CAPITAL Z PARTNERS, LTD.


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS:  Not Applicable
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Bermuda
-------------------------- -------- ----------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER:                                                                         0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                           88,734,189(5)
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                    0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                      88,734,189(5)
------------- --------------------------------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                       88,734,189
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                         93.22%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   CO
------------- ----------------------------------------------------------- --------------------------------------------------------

(5) Solely in its capacity as the sole general partner of Capital Z Partners, L.P., which is the sole general partner of Capital Z Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.




                                       7

-----------------------------------------------------                -------------------------------------------------------------
CUSIP No. 00253A 2                                         13D                              Page 8 of 12 Pages
-----------------------------------------------------                -------------------------------------------------------------

------------- --------------------------------------------------------------------------------------------------------------------

 1            NAME OF REPORTING PERSON:  CAPITAL Z MANAGEMENT, LLC


              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                          (A) [ ]
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                           (B) [X]
------------- --------------------------------------------------------------------------------------------------------------------

 3            SEC USE ONLY
------------- --------------------------------------------------------------------------------------------------------------------

 4            SOURCE OF FUNDS: Not Applicable
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
------------- --------------------------------------------------------------------------------------------------------------------

 6            CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
-------------------------- -------- ----------------------------------------------------------------------------------------------

   NUMBER OF                  7     SOLE VOTING POWER                                                                          0
     SHARES
-------------------------- -------- ----------------------------------------------------------------------------------------------

  BENEFICIALLY                8     SHARED VOTING POWER:                                                                 210,000
    OWNED BY
-------------------------- -------- ----------------------------------------------------------------------------------------------

      EACH                    9     SOLE DISPOSITIVE POWER:                                                                   0
   REPORTING
-------------------------- -------- ----------------------------------------------------------------------------------------------

  PERSON WITH                10     SHARED DISPOSITIVE POWER:                                                            210,000
------------- --------------------------------------------------------------------------------------------------------------------

11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY
              REPORTING PERSON:                                                                                          210,000
------------- --------------------------------------------------------------------------------------------------------------------
                                                                                                                              [-]
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
------------- --------------------------------------------------------------------------------------------------------------------

13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                           0.22%
              8.5%
------------- ----------------------------------------------------------- --------------------------------------------------------

14            TYPE OF REPORTING PERSON:                                   OO
------------- ----------------------------------------------------------- --------------------------------------------------------


           This Amendment No. 8 to Schedule 13D with respect to Aames Financial Corporation is being filed by Capital Z Financial Services Fund II, L.P., Capital Z Partners, L.P., Capital Z Partners, Ltd., Capital Z Management, LLC, Specialty Finance Partners, Capital Z Financial Services Private Fund II, L.P., and Equifin Capital Partners, Ltd. (collectively, the "Reporting Persons") to amend the Schedule 13D (the "Schedule 13D") originally filed by certain of the Reporting Persons on December 23, 1998, as amended February 19, 1999, August 11, 1999, April 12, 2000, June 30, 2000, July 24, 2000, April 30, 2002 and June 6,
2002. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Schedule 13D.

           Item 4.  Purpose of the Transaction.

           Item 4 of Schedule 13D is hereby amended by adding before the final paragraph of such item the following:

           In lieu of delivering the remaining $8,384,000 aggregate principal amount of Existing Debentures under the Purchase Agreement, Blue River, LLC ("Blue River"), JMG Convertible Investments, L.P. ("JMGCI"), and JMG Trition Offshore Fund Ltd. ("JMG Triton" and together with JMGCI, the "JMG Entities" and, collectively with Blue River and JMGCI, the "Sellers") entered into a Settlement Agreement with SFP on September 19, 2002, pursuant to which (1) Blue River represented that it will sell to the Company an aggregate of $7,800,000 principal amount of the Company's 9.125% Senior Notes due 2003 (the "Senior Notes") at an aggregate purchase price of $6,630,000 and (2) the JMG Entities collectively represented that they will sell to the Company an aggregate of $2,200,000 principal amount of Senior Notes, at an aggregate purchase price of $1,870,000 (each a "Senior Note Sale"), which Senior Note Sales shall take place on or prior to September 25, 2002. Upon the consummation of a Senior Note Sale, SFP agreed to unconditionally release the applicable Seller from its respective obligation to deliver its remaining Existing Debentures under the Purchase Agreement. The Senior Note Sale by the JMG Entities closed simultaneously with the execution of the Settlement Agreement.

           The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, which is attached hereto as Exhibit 14 and is incorporated herein by reference.

           Item 7.  Material to be Filed as Exhibits.

           Item 7 of Schedule 13D is hereby amended by inserting the following at the end thereof:

           14. Settlement Agreement, dated as of September 19, 2002, by and among Blue River, LLC, JMG Convertible Investments, L.P., JMG Trition Offshore Fund Ltd. and Specialty Finance Partners.

                                   SIGNATURES

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.


Dated: September 20, 2002

                           CAPITAL Z FINANCIAL SERVICES FUND II, L.P.,
                              a Bermuda limited partnership

                           By: Capital Z Partners, L.P., its General Partner
                           By: Capital Z Partners, Ltd., its General Partner

                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel


                           CAPITAL Z PARTNERS, L.P.,
                              a Bermuda limited partnership

                           By: Capital Z Partners, Ltd., its General Partner


                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel


                           CAPITAL Z PARTNERS, LTD.,
                             a Bermuda corporation

                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel


                           CAPITAL Z MANAGEMENT, LLC,
                              a Delaware limited liability company

                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel

                           SPECIALTY FINANCE PARTNERS,
                              a Bermuda general partnership

                           By: Capital Z Financial Services Fund II, L.P., its General Partner
                           By:  Capital Z Partners, L.P., its General Partner
                           By:  Capital Z Partners, Ltd., its General Partner


                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel


                           CAPITAL Z FINANCIAL SERVICES PRIVATE
                              FUND II, L.P., a Bermuda limited partnership

                           By: Capital Z Partners, L.P., its General Partner
                           By: Capital Z Partners, Ltd., its General Partner


                           By: /s/ David A. Spuria
                               ------------------------------------------
                               Name: David A. Spuria
                               Title: General Counsel


                           EQUIFIN CAPITAL PARTNERS, LTD.,
                              a Cayman Islands corporation

                           By: /s/ Mani A. Sadeghi
                               ------------------------------------------
                               Name: Mani A. Sadeghi
                               Title: President, Chief Executive Officer
                                      and Director

                                  EXHIBIT INDEX



                                         DESCRIPTION
                                         -----------

         14 Settlement Agreement, dated as of September 19, 2002, by and among Blue River, LLC, JMG Convertible Investments, L.P., JMG Trition Offshore Fund Ltd. and Specialty Finance Partners.